UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  May 28, 2014

WORTHINGTON ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52590	20-1399613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

145 Corte Madera Town Center #138

Corte Madera, CA 94925

(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 450-1515

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Charles A. Adams

Effective June 21, 2014, the Board of Directors (the “Board”) of Worthington Energy, Inc. (the “Company”) appointed Mr. Charles A. Adams to the Board of Directors to fill a vacancy created by the resignation of Paul Jordan on January 31, 2013.

Charles Adams, 45, has been the President and Chief Executive Officer of American Dynamic Resources, Inc. since 2010. Acting as President and Chief Executive Officer of American Dynamic Resources, Mr. Adams has completed a series of acquisitions of oil and gas properties in southeast Kansas. He has also secured private investment for the company and established relationships with private/public companies for potential mergers and joint ventures. From 2007 to 2010, Mr. Adams was the President and Chief Executive Officer of Landstar Energy, Inc., where he developed a strategic corporate plan for potential acquisitions of oil and gas properties and the implementation of operations in southeast Kansas. Mr. Adams received a B.S.in Economics and Management from Kansas State University in 1991.

There are no family relationships between Mr. Adams and any previous officers or directors of the Company.

There are no arrangements or understandings between Mr. Adams and any other person pursuant to which he was selected to serve on the Board. There are no relationships between Mr. Adams and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events

Montecito Settlement

On May 6, 2011, the Company completed its acquisition of certain assets pursuant to an Asset Sale Agreement (the “Montecito Agreement”) with Montecito Offshore, L.L.C. (“Montecito”). The assets consist of certain oil and gas leases located in the Vermillion 179 tract, which is in the shallow waters of the Gulf of Mexico offshore from Louisiana. Pursuant to the terms of the Montecito Agreement, as amended, Montecito agreed to sell the Company a 70% leasehold working interest, with a net revenue interest of 51.975%, of certain oil and gas leases owned by Montecito, for $1,500,000 in cash, a subordinated promissory note in the amount of $500,000, and 30,000 shares of common stock. The leasehold interest has been capitalized in the amount of $5,698,563, representing $2,000,000 in cash and promissory note, $3,675,000 for the common stock based on a closing price of $2.45 per share on the closing date, and $23,563 in acquisition costs. No drilling or production has commenced as of March 31, 2014. Consequently, the oil and gas properties have not been subjected to amortization of the full cost pool.

In December 2011, Montecito filed a lawsuit in the Civil District Court for the Parish of Orleans of the State of Louisiana (the “Court”) against the Company by filing a Petition to Rescind Sale. In this action, Montecito sought to rescind the asset sale transaction, as described above. On February 12, 2014, all parties signed a resale and settlement agreement (the “Release and Settlement Agreement”), pursuant to which the matter has been settled and the operative terms of the settlement were recited into the record in open court on the day of trial.

On May 28, 2014, the Court entered a judgment (the “Judgment”) approving, the Joint Motion To Dismiss, submitted by all parties in the matter entitled Montecito Offshore, LLC v. Paxton Energy Inc. and PAXACQ,Inc. (the “Action”), pursuant to which all claims asserted against the Company and Montecito have been dismissed with prejudice, along with any other outstanding pleadings or claims against Montecito or the Company.

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The Company’s obligations extinguished include a secured notes payable in the amount of $500,000 and convertible debentures of approximately $2,450,000. Below is an unaudited pro forma balance sheet that shows the pro forma impact of this settlement on the Company’s March 31, 2014 balance sheet:

WORTHINGTON ENERGY, INC.

(AN EXPLORATION-STAGE COMPANY)

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	March 31, 2014	Pro Forma
	As filed	Adjustments	Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$7,055	$0	$7,055
Total Current Assets	7,055	–	7,055

Property and Equipment, net of accumulated depreciation	8,777	–	8,777
Oil and gas properties	5,698,563	(5,698,563)	–
Other assets	14,610	–	14,610

Total Assets	$5,729,005	$(5,698,563)	$30,442

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$989,286	$–	$989,286
Accrued interest	1,479,730	(1,233,496)	246,234
Accrued liabilities	496,188	–	496,188
Payable to Ironridge Global IV, Ltd.	236,496	–	236,496
Payable to former officer	115,000	–	115,000
Unsecured convertible promissory notes payable, net of discount, in default	1,052,584	–	1,052,584
Secured notes payable, net of discount, in default	639,012	(500,000)	139,012
Convertible debentures in default	2,453,032	(2,453,032)	–
Derivative liabilities	7,539,089	(5,259,769)	2,279,320
Total Current Liabilities	15,000,417	(9,446,297)	5,554,120

Long-Term Liabilities
Long-term asset retirement obligation	37,288	(37,288)	–

Total Liabilities	15,037,705	(9,483,585)	5,554,120

Stockholders' Deficiency:
Undesignated preferred stock, $0.001 par value; 9,000,000 share authorized, none issued and outstanding	–	–	–
Series A convertible preferred stock, $0.001 par value; 1,000,000 shares authorized, 1,000,000 shares; issued and outstanding	1,000	–	1,000
Common stock, $0.001 par value; 6,490,000,000 shares authorized, 186,908,173 and 47,476,265 shares issued and outstanding, respectively	186,907	–	186,907
Additional paid-in capital	26,394,378	–	26,394,378
Deficit accumulated during the exploration stage	(35,890,985)	3,785,022	(32,105,963)
Total Stockholders' Deficiency	(9,308,700)	3,785,022	(5,523,678)

Total Liabilities and Stockholders' Deficiency	$5,729,005	$(5,698,563)	$30,442

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Item 9.01 Exhibits.

Number Exhibit

10.1	Release and Settlement Agreement, by and among Worthington Energy, Inc. and Montecito Offshore, LLC, dated February 12, 2014.
99.1	Joint Motion to Dismiss and Order, dated May 28, 2014

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORTHINGTON ENERGY, INC.

Date: June 27, 2014	By:	/s/ CHARLES VOLK
Charles Volk Chief Executive Officer

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